EXHIBIT 3.2

BY-LAWS

OF

House of BODS Fitness, INC.

(a Delaware Corporation)

October 21, 2012

ARTICLE I.	CAPITAL STOCK	4

1.1	Classes of Stock	4
1.2	Certificates for Shares	4
1.3	Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates	4
1.4	Transfer of Shares	4

ARTICLE II.	STOCKHOLDERS	4

2.1	Annual Meetings	4
2.2	Special Meetings	4
2.3	Time and Place of Meetings	4
2.4	Notice of Meetings	4
2.5	Quorum Requirements for Stockholder Meetings	5
2.6	Voting and Proxies	5
2.7	Written Consent of Stockholders	5

ARTICLE III.	DIRECTORS	6

3.1	Number and Terms of Office	6
3.2	Nomination of Directors	6
3.3	Employee Directors	7
3.4	Meetings	7
3.5	Notice of Directors’ Meetings	7
3.6	Quorum and Vote	7
3.7	Committees of the Board of Directors	7
3.8	Removal of Directors	7
3.9	Chairman of the Board	7
3.10	Time and Place of Meetings	7
3.11	Vacancies	7
3.12	Action by Written Consent of Directors	7
3.13	Dividends	8
3.14	Fiscal Year	8

ARTICLE IV.	OFFICERS	8

4.1	Election and Term of Office	8
4.2	Chief Executive Officer	8
4.3	President	8
4.4	Vice Presidents	8
4.5	Corporate Secretary	8
4.6	Treasurer	9
4.7	Chief Operating Officer	9
4.8	Chief Financial Officer	9
4.9	Subordinate Officers and Agents	9
4.10	Compensation	9

ARTICLE V.	CORPORATE SEAL	9

ARTICLE VI.	INDEMNIFICATION	10

6.1	Indemnification	10
6.2	Expenses	11
6.3	Right of Claimant to Bring Suit	11
6.4	Non-Exclusivity of Rights	11
6.5	Insurance	11
6.6	Enforceability	11
6.7	Severability	12
6.8	Other Indemnification	12

ARTICLE VII.	AMENDMENTS	12

7.1	By Shareholders	12
7.2	By Directors	12

ARTICLE VIII.	MISCELLANEOUS	12

8.1	Waiver of Notice of Meetings of Stockholders. Directors and Committees	12
8.2	Interested Directors; Quorum	12
8.3	Fixing Date for Determination of Stockholders of Record	13
8.4	List of Stockholders Entitled to Vote	13

BYLAWS

OF

House of BODS Fitness, Inc.

(the “Corporation”)

ARTICLE I.

CAPITAL STOCK

1.1 Classes of Stock. The capital stock of the Corporation shall consist of shares of such kinds and classes, with such designations and such relative rights, preferences, qualifications, limitations and restrictions, including voting rights, and for such consideration as shall be stated in or determined in accordance with the Certificate of Incorporation and any amendment or amendments thereof, or the Delaware General Corporation Law (the “DGCL”). Consistent with the DGCL, capital stock of the Corporation owned by the Corporation may be referred to and accounted for as treasury stock.

1.2 Certificates for Shares. The shares of stock shall be represented by certificates. All share certificates shall be consecutively numbered as issued and shall be signed by the president or a vice president and the corporate secretary or any assistant secretary of the Corporation. A certificate representing shares of stock that are subject to restrictions on transfer or to other restrictions may have a notation of such restriction imprinted thereon.

1.3 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new stock certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

1.4 Transfer of Shares. The shares of the capital stock of the Corporation shall be transferred only on the books of the Corporation by the holder thereof, or by his attorney-in-fact, upon the surrender and cancellation of the stock certificate, whereupon a new certificate shall be issued to the transferee. The transfer and assignment of such shares of stock shall be subject to the laws of the State of Delaware. The Board of Directors shall have the right to appoint and employ one or more stock registrars and/or transfer agents in the State of Delaware or in any other state.

ARTICLE II.

STOCKHOLDERS

2.1 Annual Meetings. The regular annual meeting of the stockholders of the Corporation shall be held on such date within a reasonable interval after the close of the Corporation’s last fiscal year as may be designated from time to time by the Board of Directors, for the election of the directors of the Corporation, and for the transaction of such other business as is authorized or required to be transacted by the stockholders.

2.2 Special Meetings. Special meetings of the stockholders may be called by the Board of Directors or upon the request to the president of the Corporation by holders of not less than 10% of all of the outstanding shares of the Corporation entitled to vote at a stockholders meeting.

2.3 Time and Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation or at such other place within or without the State of Delaware and at such time as may be designated from time to time by the Board of Directors.

2.4 Notice of Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice delivered either in person or by mail of the meeting shall be given that shall state the date, time and place of the meeting and, in the case of a special meeting, each purpose for which the meeting is called. The written notice shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

(b) No business may be transacted at an Annual Meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.4 of this Article II and on the record date for the determination of stockholders entitled to vote at such Annual Meeting, and (ii) who complied with the notice procedures set forth in this Section 2.4 of this Article II.

(c) In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding the Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed. In no event shall the public announcement of an adjournment of an Annual Meeting or Special Meeting for the purpose of electing directors commence a new time period for the giving of a stockholder’s notice as described above.

(d) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholders, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal, and (v) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

(e) If the chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

2.5 Quorum Requirements for Stockholder Meetings. A majority of the shares entitled to vote present, in person or represented by proxy, shall constitute a quorum for the transactions of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. When a quorum is present at any meeting, a majority in interest of the stock there represented shall decide any question brought before such meeting, unless the question is one upon which, by express provision of this Corporation’s certificate of incorporation or bylaws, or by the laws of the State of Delaware, a larger or different vote is required, in which case such express provision shall govern the decision or such question.

2.6 Voting and Proxies. Every stockholder entitled to vote at a meeting may do so either in person or by proxy appointment made by an instrument in writing subscribed by such stockholder which proxy shall be filed with the secretary of the meeting before being voted. Such proxy shall entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid after the expiration of three (3) years from the date of its execution, unless the said instrument expressly provides for a longer period.

2.7 Written Consent of Stockholders. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation at an annual or special meeting of stockholders duly called and held in accordance with law, the Certificate of Incorporation of the Corporation and these bylaws, may in lieu of such meeting, be taken by the consent in writing executed by stockholders holding the number of shares necessary to approve such action.

ARTICLE III.

DIRECTORS

3.1 Number and Terms of Office. The business of the Corporation shall be controlled and managed in accordance with the DGCL by a Board of Directors. The number of directors shall be fixed from time to time by resolution adopted by a majority of the Board of Directors then in office. Directors need not be stockholders or residents of this State, but must be of legal age. They shall be elected by a plurality of the votes cast at the annual meetings of the stockholders or at a special meeting of the stockholders called for that purpose. Each director shall hold office until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

3.2 Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation, including the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 of this Article III and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 3.2 of this Article III.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed. In no event shall the public announcement of an adjournment of an Annual Meeting or Special Meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(d) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.2 of this Article III, except as may be otherwise provided in the Certificate of Incorporation of the Corporation. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

3.3 Employee Directors. An employee director, other than the chief executive officer, shall immediately resign from the Board of Directors at the time of any reduction in responsibility or upon termination of employment for whatever reason, unless the Board of Directors determines otherwise. A director who was chief executive officer of the Corporation and whose employment was terminated for whatever reason, other than retirement, shall resign immediately from the Board of Directors upon such termination, unless the Board of Directors determines otherwise.

3.4 Meetings. The annual meeting of the Board of Directors shall be held immediately after the adjournment of the Annual Meeting of the stockholders, at which time the: (i) officers of the Corporation shall be elected, (ii) the membership of committees of the Board of Directors shall be elected and (iii) the election of the Chairman of the Board of Directors and any other Board positions. The Board may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by the chairman of the Board, chief executive officer, president, or any director. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such a meeting.

3.5 Notice of Directors’ Meetings. The annual and all regular Board meetings may be held without specific prior notice of the date, time, place or purpose of the meeting, as long as such dates have been previously established. Special meetings shall be held upon notice sent by any usual means of communication not less than twenty-four (24) hours before the meeting noting the date, time and place of the meeting. The notice need not describe the purposes of the special meeting. Attendance by a director at a meeting or subsequent execution or approval by a director of the minutes of a meeting shall constitute a waiver of any defects in notice of such meeting.

3.6 Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed thirty (30) days in any one adjournment. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the vote of a greater number is required by the Certificate of Incorporation, these bylaws, or by the laws of the State of Delaware.

3.7 Committees of the Board of Directors. The Board of Directors, by a resolution adopted by a majority if its members, may designate an executive committee, an audit committee, and other committees, and may delegate to such committee or committees any and all such authority as it deems desirable.

3.8 Removal of Directors. Any or all of the directors may be removed at any time for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class). Cause for purposes of these bylaws shall be: (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of the Corporation.

3.9 Chairman of the Board. The chairman of the Board shall be chosen from among the directors and shall preside at all meetings of the Board of Directors and stockholders. He shall confer from time to time with members of the Board and the officers of the Corporation and shall perform such other duties as may be assigned to him by the Board. Except where by law the signature of the president is required, the chairman of the Board shall possess the same power as the president to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. In addition, the Board may designate the Chairman as an “Executive Chairman” and in such instances, compensate such person as an officer of the Corporation.

3.10 Time and Place of Meetings. All meetings of the Board of Directors shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware and at such time as may be designated from time to time by the Board of Directors.

3.11 Vacancies. Except as otherwise provided in the Certificate of Incorporation or in the following paragraph, vacancies occurring in the membership of the Board of Directors, from whatever cause arising may be filled by vote of a majority of the remaining directors, although less than a quorum is present, or such vacancies may be filled by the shareholders.

3.12 Action by Written Consent of Directors. Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or of the committee consent in writing to the adoption of resolution authorizing the action. The resolution and the written consents thereto by the members of the Board or of the committee shall be filed with the minutes of the proceedings of the Board or committee, and such action shall be as valid and effective as any action taken at a regular or special meeting of the directors.

3.13 Dividends. The Board of Directors may declare dividends from time to time upon the capital stock of the Corporation in accordance with the DGCL.

3.14 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE IV.

OFFICERS

4.1 Election and Term of Office. The officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board, unless the Board shall otherwise determine, and may consist of a chief executive officer, chief operating officer, president, one or more vice presidents (any one or more of whom may be designated “corporate,” “executive,” “senior,” “group” or other functionally described vice president), a corporate secretary, a chief financial officer, a treasurer and one or more assistant secretaries and assistant treasurers. Each officer shall continue in office until his successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors and the acceptance of such resignation shall not be necessary to make it effective. Any officer or agent may be removed by the Board of Directors at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights. Vacancies occasioned by any cause in any one or more of such offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting of the Board.

4.2 Chief Executive Officer. The Board may designate a chief executive officer, who shall be the most senior officer of the Company, and report directly to the Board of Directors. The chief executive officer shall have the full authority to operate the Company on a day-to-day basis subject to the supervision of the Board of Directors. All officers of the Company shall be subject to the authority of the chief executive officer.

4.3 President. The president and his duties shall be subject to the control of the Board of Directors, except, if someone has been designated chief executive officer, in such event, the president shall be subject to the control of the chief executive officer. The president shall have the power to sign and execute all deeds, mortgages, bonds, contracts and other instruments of the Corporation as authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly designated by the Board of Directors or by these bylaws to some other officer, official or agent of the Corporation. The president shall perform all duties incident to the office of president and such other duties as are properly required of him by these bylaws.

4.4 Vice President(s). The vice president(s) shall possess the same power as the president to sign all certificates, contracts and other instruments of the Corporation which may be authorized by the Board of Directors, except where by law the signature of the president is required. All vice presidents shall perform such duties as may from time to time be assigned to them by the Board of Directors, the chairman of the board, the chief executive officer or the president, as applicable.

4.5 Corporate Secretary. The corporate secretary of the Corporation shall:

(a) Keep the minutes of the meetings of the stockholders and the Board of Directors in books provided for that purpose.

(b) See that all notices are duly given in accordance with the provisions of these bylaws and as required by law.

(c) Be custodian of the records and of the seal of the Corporation and see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these bylaws.

(d) Keep a register of the post office address of each stockholder, which shall be furnished to the corporate secretary at his request by such stockholder, and make all proper changes in such register, retaining and filing his authority for all such entries.

(e) See that the books, reports, statements, certificates and all other documents and records required by law are properly kept, filed and authenticated.

(f) In general, perform all duties incident to the office of corporate secretary and such other duties as may from time to time be assigned to him by the Board of Directors.

(g) In case of absence or disability of the corporate secretary, the assistant secretaries, in the order designated by the chief executive officer, shall perform the duties of corporate secretary.

4.6 Treasurer. The treasurer of the Corporation shall:

(a) Give bond for the faithful discharge of his duties if required by the Board of Directors.

(b) Have the charge and custody of, and be responsible for, all funds and securities of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these bylaws.

(c) At all reasonable times, exhibit his books of account and records, and cause to be exhibited the books of account and records of any corporation a majority of whose stock is owned by the Corporation, to any of the directors of the Corporation upon application during business hours at the office of this Corporation or such other corporation where such books and records are kept.

(d) Render a statement of the conditions of the finances of the Corporation at all regular meetings of the Board of Directors, and a full financial report at the annual meeting of the stockholders, if called upon so to do.

(e) Receive and give receipts for monies due and payable to the Corporation from any source whatsoever.

(f) In general, perform all of the duties incident to the office of treasurer and such other duties as may from time to time be assigned to him by the Board of Directors.

(g) In case of absence or disability of the treasurer, the assistant treasurers, in the order designated by the chief executive officer, shall perform the duties of treasurer.

4.7 Chief Operating Officer. The Board of Directors shall designate the authority and duties of the chief operating officer at the time of appointment and such authority and duties may change or limit the authority and duties of all other officers, except for the chief executive officer.

4.8 Chief Financial Officer. The Board of Directors shall designate the authority and duties of the chief financial officer at the time of appointment and such authority and duties may change or limit the authority and duties of all other officers, except for the chief executive officer.

4.9 Subordinate Officers and Agents. The Board of Directors may from time to time appoint such other officers and agents as it may deem necessary or advisable, to hold office for such period, have such authority and perform such duties as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities and duties, except as such power may be otherwise defined or restricted by the Board of Directors.

4.10 Compensation. The compensation of the officers of the Corporation, including, without limitation, salary, equity incentives, and bonuses, shall be fixed from time to time by the Board of Directors, or a duly authorized committee thereof, pursuant to budgets setting forth such salaries. No officer shall be prevented from receiving such salary by reason of the fact that such person is also a director of the Corporation.

ARTICLE V.

CORPORATE SEAL

The corporate seal of the Corporation shall be a round, metal disc with the words “House of BODS Fitness, Inc.” around the outer margin thereof, and the words “Incorporated Oct.13,2012”, in the center thereof, so mounted that it may be used to impress words in raised letters upon paper.

ARTICLE VI.

INDEMNIFICATION

6.1 Indemnification.

(a) The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify each person who is or was a director, officer, manager or employee of the Corporation, or of any other corporation, partnership, joint venture, limited liability company, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, from and against any and all, liability and reasonable expense, as and when incurred, that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the Corporation or such other corporation, partnership, joint venture, limited liability company, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, manager or employee of the Corporation or of such other corporation, partnership, joint venture, limited liability company, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer, manager or employee, whether or not he continues to be such at the time such liability or expense is incurred, to the fullest extent permitted by the DGCL as the same now exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment).

(b) Any indemnification pursuant to this Article VI shall be (unless ordered by a court) paid by the Corporation within sixty (60) days of such request, unless the Corporation shall have determined by (a) the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, (b) outside legal counsel engaged by the Corporation (who may be regular counsel of the Corporation) and who delivers to the Corporation its written opinion, or (c) a court of competent jurisdiction, that indemnification is not proper under the circumstances because such person has not met the necessary standard of conduct in accordance with DGCL; provided, however, that following a Change in Control of the Corporation, with respect to all matters thereafter arising out of acts, omissions or events prior to the Change in Control of the Corporation concerning the rights of any person seeking indemnification hereunder, such determination shall be made by special independent counsel selected by such person and approved by the Corporation (which approval shall not be unreasonably withheld), which counsel has not otherwise performed services (other than in connection with similar matters) within the five years preceding its engagement to render such opinion for such person or for the Corporation or any affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of the Corporation (whether or not they were affiliates when services were so performed) (“Independent Counsel”). Unless such person has theretofore selected Independent Counsel pursuant to this Article VI, Section 6.1 and such Independent.Counse1 has been approved by the Corporation, legal counsel approved by a resolution or resolutions of the Board of Directors prior to a Change in Control of the Corporation shall be deemed to have been approved by the Corporation as required. Such Independent Counsel shall determine as promptly as practicable whether and to what extent such person would be permitted to be indemnified under applicable law and shall render its written opinion to the Corporation and such person to such effect; provided that such independent counsel shall find that the standard for indemnification has been met by such person unless indemnification is clearly precluded under these bylaws or the DGCL. The Corporation agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Article VI or its engagement pursuant hereto.

(c) For purposes of this Article VI, a “Change in Control of the Corporation” shall be deemed to have occurred upon the first to occur of the following events:

(i) any “person,” as such term is used in Sections 13 (d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) at any time during any period of two consecutive years, individuals, who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsection (i), (iii) or (iv) of this Section 6.1 (c)) whose election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

(iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires 50 percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

6.2 Expenses. Expenses, including reasonable attorneys’ fees, incurred by a person referred to in Section 6.1 of this Article VI in defending, investigating or otherwise being involved in a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking (the “Undertaking”) by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation.

6.3 Right of Claimant to Bring Suit. If a claim for indemnification is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation or if expenses pursuant to Section 6.3 hereof have not been advanced within ten (10) days after a written request for such advancement accompanied by the Undertaking has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. (If the claimant is successful, in whole or in part, in such suit or any other suit to enforce a right for expenses or indemnification against the Corporation or any other party under any other agreement, such claimant shall also be entitled to be paid the reasonable expense of prosecuting such claim.) It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required Undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. After a Change in Control, the burden of proving such defense shall be on the Corporation, and any determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant had not met the applicable standard of conduct required under the DGCL shall not be a defense to the action nor create a presumption that claimant had not met such applicable standard of conduct.

6.4 Non-Exclusivity of Rights. The rights conferred on any person by this article shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Board of Directors shall have the authority, by resolution, to provide for such other indemnification of directors, officers, employees or agents as it shall deem appropriate.

6.5 Insurance. The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expenses, liabilities or losses, whether or not the Corporation would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.

6.6 Enforceability. The provisions of this Article VI shall be applicable to all proceedings commenced after its adoption, whether such arise out of events, acts, omissions or circumstances which occurred or existed prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VI shall be deemed to grant each person who, at any time that this Article VI is in effect, serves or agrees to serve in any capacity which entitles him to indemnification hereunder rights against the Corporation to enforce the provisions of this Article VI, and any repeal or other modification of this Article VI or any repeal or modification of the DGCL or any other applicable law shall not limit any rights of indemnification then existing or arising out of events, acts, omissions, circumstances occurring or existing prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce this article with regard to acts, omissions, events or circumstances occurring or existing prior to such repeal or modification.

6.7 Severability. If this Article VI or any portion hereof shall invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

6.8 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, manager or employee of any other corporation, partnership, joint venture, limited liability company, trust or other enterprise shall be reduced by any amount such person may collect from such other corporation, partnership, joint venture, limited liability company, trust or other enterprise by way of indemnification or insurance.

ARTICLE VII.

AMENDMENTS

7.1 By Shareholders. These bylaws may be amended at any meeting of shareholders by vote of the shareholders holding a majority of the outstanding stock entitled to vote, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting.

7.2 By Directors. The Board of Directors may from time to time by the vote of a majority of the directors then in office make, adopt, amend, supplement or repeal bylaws (including bylaws adopted by the shareholders of the Corporation), but the shareholders of the Corporation may from time to time specify provisions of the bylaws that may not be amended or repealed by the Board of Directors.

ARTICLE VIII.

MISCELLANEOUS

8.1 Waiver of Notice of Meetings of Stockholders. Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

8.2 Interested Directors; Quorum. No contract or transaction between the Corporation and one (1) or more of its directors or officers, or between the Corporation and any other Entity in which one (1) or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

8.3 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (ii) to express consent to corporate action in writing without a meeting, (iii) to receive payment of any dividend or other distribution or allotment of any rights, (iv) to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (iii) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

8.4 List of Stockholders Entitled to Vote.

(a) The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at the offices of the Corporation or a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, if not so specified, at offices of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

(b) The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

CERTIFICATION

I hereby certify that these bylaws were adopted by the Board of Directors on October 21, 2010.

/s/ Tammy Skalko

Name: Tammy Skalko

Title: CEO/ President